Exhibit 10.17

April 8, 2021
Matt Murphy
Via email
Re: Confirmatory Employment Letter
Dear Matt:
This confirmatory employment letter agreement (the “Agreement”) is entered into between Matt Murphy (“you”) and Nautilus Biotechnology, Inc. (the “Company” or “we”), effective as of the date of this Agreement as first set forth above (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date.
1.    Title; Position; Location. You will continue to serve as the Company’s General Counsel. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Chief Executive Officer. You will perform your duties from the Company’s corporate offices located in San Carlos, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
2.    Base Salary. As of the Effective Date, your annual base salary will continue to be $305,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.
3.    Annual Bonus. For the Company’s 2021 fiscal year, you will be eligible for a target annual cash bonus opportunity equal to forty percent (40%) of your annual base salary. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.    Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. In addition, it will be recommended to the Board (or the Committee, as applicable) that the Company (or any parent or successor thereto, as applicable) grant you a stock option to purchase shares of common stock of the Company (or any parent or successor thereto, as applicable) either before or after the Closing Date (as defined below) (the “Option”). If the Option is granted prior to the Closing Date, it will be recommended to the Board that you be granted a stock option to purchase 90,000 shares of common stock of the Company at a price per share equal to the fair market value per share of common stock on the date of grant, as determined by the Board in its sole discretion, subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and the applicable form of stock option agreement under such plan, provided that you continuously remain employed with the Company (or any parent, subsidiary or affiliate of the Company, as applicable, and collectively with the Company, the “Company Group”) through the date of grant. If the Option is granted following the Closing Date, it will be recommended to the Board (or the Committee, as applicable) that you be granted a stock option to purchase a substantially equivalent number of shares of the combined company’s common stock with such adjustments to the number of shares subject to the Option to reflect the exchange of the Company’s common stock for securities of the combined company following the Closing Date, as determined in good faith by the Board (or its Compensation Committee, as applicable), and the Option will be granted with an exercise price per share equal to the fair market value of a share of the combined company’s common stock on the Option’s date of grant, subject to the terms and conditions of the combined company’s equity incentive plan in place at the time of grant and applicable award agreement under such plan, provided that you continuously remain employed with the Company Group through the date of grant. It will be recommended further that the Option be scheduled to vest as to one-fourth (1/4th) of the underlying shares on the one (1) year anniversary of the date your vesting begins and thereafter as to one thirty-sixth (1/36th) of the remaining underlying shares subject to the Option in equal monthly installments on the same day of the month as the date your vesting begins (or the last day of the month, if a particular month does not have a corresponding day), in each case subject to your continued employment with the Company Group through the applicable vesting date. Your Option will be eligible for any vesting acceleration as set forth in your Change in Control and Severance Agreement with the Company as then in effect. No right to purchase or acquire any stock is earned or accrued under the Option until such time as the Option vests, nor does the grant of any stock option or other equity award confer any right to continue vesting or employment with the Company Group. For purposes of this Agreement, “Closing Date” means the date of the consummation of the transactions contemplated by that certain Business Combination Agreement by and among ARYA Sciences Acquisition Corp III, Mako Merger Sub, Inc., and the Company, dated February 7, 2021, as may be amended from time to time.
5.    Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.    Severance. You will be eligible to participate in the Company’s severance benefit plan, program or policy established or to be established, and as may be in effect from time to time, for senior-level employees that is applicable to you consistent with your position within the Company.
7.    Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company dated March 1, 2021, as may be amended or amended and restated from time to time (the “Confidentiality Agreement”) still apply.
8.    At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and will continue to constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
9.    Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
10.    Additional Employment Provisions. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company.
11.    Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
12.    Representation by Counsel. You acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in the negotiation of this Agreement. You acknowledge that you have had the opportunity to review this Agreement and the transactions contemplated by this Agreement with your own legal counsel, tax advisors and other advisors. You are relying solely on your own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to the transactions contemplated by this Agreement. If an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or such party’s representatives drafted such provision.
13.    Miscellaneous. This Agreement, together with the Confidentiality Agreement, and the Change in Control and Severance Agreement between you and the Company dated on or about the date hereof, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of California but without regard to the conflicts of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

NAUTILUS BIOTECHNOLOGY, INC.

By:	/s/ Sujal Patel
Sujal Patel
Chief Executive Officer

Agreed to and accepted:

/s/ Matt Murphy
Matt Murphy

Dated:	April 8, 2021

[Signature page to Confirmatory Employment Letter]